   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER __, 1996
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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                         JONES MEDICAL INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


     DELAWARE                                               43-1229854
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)


             1945 Craig Road,  St. Louis, MO  63146  (314) 576-6100
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       The 1994 Formula Stock Option Plan
                         The 1994 Incentive Stock Plan
                           (Full title of the Plans)

                                DENNIS M. JONES
                             Chairman of the Board
                         Jones Medical Industries, Inc.
                                1945 Craig Road
                              St. Louis, MO  63146
                                 (314) 576-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
==============================================================================

                                                       Proposed          Proposed
          Title of                                      Maximum           Maximum
         Securities                  Amount            Offering         Aggregate        Amount of
           to be                     to be               Price           Offering       Registration
         Registered                Registered          Per Share          Price             Fee
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Common Stock, $.04 par value    1,235,250 shares     $10.67(1)      $ 7,202,250(1)      $9,827.36
                                                     $ 4.67(2)      $   147,105(2)
                                                     $40.00(3)      $21,150,000(3)
=======================================================================================================

(1) Determined as to 675,000 shares pursuant to exercise price of options granted under The 1994 Incentive Stock Plan prior to the date hereof.

(2) Determined as to 31,500 shares pursuant to exercise price of options granted under The 1994 Formula Stock Option Plan prior to the date hereof.

(3) Determined as to 528,750 shares pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculation of the registration fee. Based upon the average of the high and low sales prices as reported by the Nasdaq National Market for November 5, 1996.

                  ------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     This Registration Statement incorporates by reference certain documents which are not presented herein or delivered herewith. All documents subsequently filed by Jones Medical Industries, Inc. ("Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     The following documents, which have been filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Registration Statement:

     (A) Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (B) Company's Current Report on Form 8-K Dated November 8, 1996 (providing restated selected financial data for calendar years 1991-1995 incorporating the results of Galen Drugs of Florida, Inc. ("Galen") and Daniels Pharmaceuticals, Inc. ("Daniels") on a pooling of interests basis, a related restated Management's Discussion and Analysis of Financial Condition and Results of Operations for the two years ended December 31, 1995, and a related restatement of the Company's audited financial statements for the periods included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

     (C) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1995.


Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

     Copies of any such documents, other than exhibits to such documents, are available without charge upon request from Jones Medical Industries, Inc., 1945 Craig Road, St. Louis, Missouri 63146, Attention: Judith A. Jones, Secretary (telephone 314-576-6100).

ITEM 4. DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.04 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     As of September 30, 1996, there were 27,998,325 shares of Common Stock of JMED outstanding and held of record by 780 stockholders. Stockholders are entitled to one vote for each share of Common Stock on matters to be voted on by the stockholders of the Company. Stockholders will be entitled to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution of winding-up of the Company before any payment is made to the holders of the Common Stock. As of September 30, 1996, there were no shares of Preferred Stock are currently designed or outstanding.

     The ability of the Company's Board of Directors to issue Preferred Stock could be exercised to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Greensfelder, Hemker & Gale, P.C. ("GH&G"), 2000 Equitable Building, 10 South Broadway, St. Louis, Missouri 63102. GH&G and certain of its officers (including Edward A. Chod) beneficially, owned an aggregate of approximately 58,000 shares of Common Stock as of November 1, 1996. In addition, Mr. Chod, an officer of GH&G, is a director of the Company.

The consolidated financial statements and schedules of Jones Medical Industries, Inc. appearing in its Form 10-K for the year ended December 31, 1995 and the restated consolidated financial statements of Jones Medical Industries, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in its Current Report on Form 8-K dated November 8, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of Section 145 of Chapter One of Title 8 of the Delaware Code, as amended (Section 145 of the General Corporation Law of the State of Delaware), provide:

     Section 145. Indemnification of officers, directors, employees and agents; insurance.

                 (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of




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
            Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
            (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer,
            employee or agent of such constituent corporation, or is    or was
            serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 8.  EXHIBITS

     5.1 Opinion and consent of Greensfelder, Hemker & Gale, P.C.

     23.1 Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit 5.1 above).

     23.2 Consent of Ernst & Young LLP.

     23.3 Consent of Hacker, Johnson, Cohen & Grieb.

     24.1 Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, on the 8th day of November, 1996.

                                     JONES MEDICAL INDUSTRIES, INC.


                                By:  /s/  Dennis M. Jones
                                    --------------------------
                                    Dennis M. Jones, President



                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Jones Medical Industries, Inc., do hereby constitute and appoint Dennis M. Jones, Judith A. Jones and Michael T. Bramblett, or either of them, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which Dennis M. Jones and Judith A. Jones, or either of them, may deem necessary or advisable to enable Jones Medical Industries, Inc., to comply with the Securities Act of 1933, as amended, and any sales, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any of us in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that Dennis M. Jones, Judith A. Jones and Michael T. Bramblett, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


        SIGNATURES                       TITLE                       DATE
--------------------------  --------------------------------  ------------------
/s/  Dennis M. Jones        Chairman of the Board,            November  8, 1996
--------------------        President, Chief Executive
Dennis M. Jones, President  Officer and Director

/s/  Judith A. Jones        Principal Financial Officer,      November  8, 1996
--------------------        Executive Vice President,
Judith A. Jones             Secretary, Treasurer and
                            Director

/s/  Michael T. Bramblett   Executive Vice President and      November  8, 1996
-------------------------   Director
Michael T. Bramblett


/s/  Edward A. Chod         Director                          November  8, 1996
-------------------
Edward A. Chod



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


/s/  C. Andrew Franz        Senior Vice President -           November 8, 1996
--------------------        Operations - Pharmaceuticals
C. Andrew Franz             and Director

/s/  David A. McLaughlin    Senior Vice President -           November 8, 1996
------------------------    Operations - Nutritionals and
David A. McLaughlin         Director


--------------------------  Director                          November ___, 1996
Stanley Lopata

--------------------------  Director                          November ___, 1996
L. John Polite, Jr.

--------------------------  Director                          November ___, 1996
Thomas F. Patton



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